Exhibit 10.24
8/7/09
Mr. Bradley E. Larson, Chief Executive Officer
Ready Mix, Inc.
4602 E. Thomas Rd., Suite 100
Phoenix, AZ 85018
Re: Loan Covenant Violations
Dear Brad:
After analyzing the financial statements dated 12-31-08, Ready Mix, Inc. is found to be in violation of certain loan covenants. These covenants are outlined in the Business Loan Agreement between Ready Mix, Inc. and National Bank of Arizona. The loan covenant violations are listed below:

Period	Covenant	Limit	Actual
12-31-08	Debt Coverage Ratio	1.25	.80

This letter is not a waiver of any right available to the Bank because of covenant violations. The Bank may exercise its rights and remedies against Ready Mix, Inc. because of this violation or at any other time. The Bank also reserves its rights and remedies with respect to any other notes or loan agreements under which the occurrences of this violation automatically becomes an event of default.
If you have any questions, please do not hesitate to contact me personally by calling Jay Hathcock at 480-756-7111.
Sincerely,
Jay W. Hathcock
Vice President
cc: file
enclosures (1)